Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-198323) on Form S-3 and (Nos. 333-200676 and 333-197570) on Form S-8 of our report dated February 22, 2016 (May 16, 2016 as to the effects of the material weakness as described in Management’s Annual Report on Internal Control over Financial Reporting (Revised)), relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
San Francisco, California
May 16, 2016